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                                 EXHIBIT 99.04

Quintiles Launches Into Healthcare Informatics Arena With Agreement To Acquire PMSI, A Leading U.S. Pharma Market Research Company

RESEARCH TRIANGLE PARK, N.C., Dec. 15 /PRNewswire/ -- Quintiles Transnational Corp. (Nasdaq: QTRN) today announced a major expansion of its services to include healthcare information. Quintiles Transnational has signed a definitive agreement to acquire Pharmaceutical Marketing Services Inc. (PMSI) (Nasdaq:
PMRX) and its core company, Scott-Levin, a leader in pharmaceutical market information and research services in the U.S.

The PMSI acquisition is valued at approximately $197 million, an amount that includes approximately $90 million in cash held by PMSI which Quintiles will receive and about $107 million primarily attributed to Scott-Levin. Upon completion of the transaction, Quintiles Transnational will have gained significant capabilities to provide healthcare customers in-depth and timely market data to enhance their commercial success. Scott-Levin is a recognized authority in gathering and analyzing data about the U.S. pharmaceutical market, the world's largest.

"The addition of Scott-Levin launches Quintiles Transnational into the healthcare informatics field and prepares us for opportunities in a dynamic market arena," said Dennis Gillings, Ph.D., Chairman and Chief Executive Officer of Quintiles Transnational Corp. "Scott-Levin's market research audits are considered the 'platinum standard' for measuring the effectiveness of pharmaceutical promotion efforts. The contributions of Joy Scott, Scott-Levin's founder and Chief Executive Officer, and her management team will spur the development and execution of Quintiles' healthcare information strategies."

Scott-Levin, with revenues of $20.4 million for the first nine months of 1998, is noted for its market research audits used by virtually all pharmaceutical companies doing business in the United States; strategic studies in such areas as sales force structures and strategies and pharmaceutical corporate image; sophisticated proprietary software for data assimilation and report generation; and managed care industry audits and databases. In addition, Scott-Levin offers the industry's most comprehensive legislative and regulatory tracking system focused exclusively on pharmaceutical and healthcare activities.

"Fast access to high-quality scientific and market information is crucial to pharmaceutical companies' success in the world of 21st century healthcare," said Dennis Turner, PMSI's Chief Executive Officer. "This agreement paves the way for Quintiles to provide healthcare customers with a rich information resource to meet their needs for integrated data across the drug development-marketing continuum."

The agreement calls for individual PMSI shareholders to exchange their PMSI common stock for Quintiles common stock either by exchanging all their shares at closing, or electing to exchange half of their shares at closing and defer receipt of the other half for 75 days. If the shareholder elects to defer, he or she will also receive a contingent value payment for each Quintiles share received on the 75th day after closing. The payment, if any, will equal the difference between the Quintiles stock price used to determine the final exchange ratio at closing and the average Quintiles stock price over a defined period ending on the 75th day after closing. The final exchange ratio for determining the number of Quintiles shares to be issued to PMSI shareholders will be determined by dividing $15.40 by the average closing price per share of Quintiles common stock


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during a defined trading period prior to closing. Under
certain circumstances the agreement may be terminated if Quintiles stock is trading outside of the $41.55 to $62.32 range.

The transaction is expected to be neutral to Quintiles' earnings per share and will be accounted for under purchase accounting. It is also expected to be tax free for the PMSI shareholders. Completion of the agreement, which is subject to approval by PMSI shareholders, regulatory approval and certain other customary conditions, is expected in the first quarter of next year. In connection with the merger agreement, Quintiles and PMSI also entered into a stock option agreement, which Quintiles may exercise under certain circumstances to purchase up to 19.9 percent of PMSI shares at approximately $12 per share.

Upon completion, Scott-Levin would operate under its own name as a wholly-owned subsidiary of Quintiles. Based in Newtown, Pennsylvania, Scott-Levin has approximately 240 employees.

PMSI provides a range of information and market research services to pharmaceutical and healthcare companies in the United States to enable them to optimize their sales and marketing performance. Most of the company's information services are generated from proprietary databases that contain unique prescription, physician, managed care and healthcare market data.

Quintiles Transnational Corp. is the market leader in providing a full range of integrated product development and marketing services to the pharmaceutical, biotechnology and medical device industries. Quintiles also provides healthcare policy consulting and health information management services to healthcare and governmental organizations worldwide. Quintiles is headquartered near Research Triangle Park, North Carolina. With more than 14,000 employees worldwide and offices in 30 countries, Quintiles operates through specialized work groups dedicated to meeting customers' individual needs. Visit the Quintiles Transnational web site at http://www.quintiles.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, whether or not the proposed acquisition actually occurs, the ability of the combined businesses to be integrated with Quintiles' current operations, actual operating performance, the ability to operate successfully in the new line of business resulting from the business combination, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its S-3 and S-4 Registration Statements, its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports, including Form 10-Q, exhibit 99.01.

/CONTACT: Pat Grebe, Media Relations, Quintiles Transnational Corp., pgrebe@quintiles.com, or Greg Connors, Investor Relations, Quintiles Transnational Corp., invest@quintiles.com, 919-941-2000, or Warren Hauser, Investor Relations, Pharmaceutical Marketing Services Inc., 212-841-0610/